Exhibit 35.2

Servicer Compliance Statement of Deere Credit Services, Inc.

I, James A. Israel,  President of Deere Credit Services, Inc., state:

A review of Deere Credit Services, Inc.’s activities for the period from June 20, 2006 (the date of issuance of the John Deere Owner Trust 2006 transaction subject to the requirements of Regulation AB) through October 31, 2006 (the “Reporting Period”) and of Deere Credit Services, Inc.’s performance under the Sale and Servicing Agreement dated as of June 15, 2006 (the “Servicing Agreement”) among John Deere Capital Corporation, John Deere Receivables, Inc. and John Deere Owner Trust 2006 has been made under my supervision, and to the best of my knowledge based on such review, Deere Credit Services, Inc. has fulfilled all its obligations under all relevant agreements in all material respects throughout the reporting period. However, as the result of a clerical error in calculating the filing deadline, the Form 10-D filed on September 1, 2006 was two days past the deadline. All prior and subsequent filings have been made in a timely manner.

Date: January 12, 2007	/s/ James A. Israel
James A. Israel
President of Deere Credit Services, Inc.